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                                                                   EXHIBIT 10.15


                       OEM SOFTWARE DISTRIBUTION AGREEMENT


                                 by and between


                            UNISPHERE SOLUTIONS INC.

                                200 WHEELER ROAD

                              BURLINGTON, MA 01803

                                       USA


                   - hereinafter referred to as "Unisphere" -


                                       and


                 SIEMENS AKTIENGESELLSCHAFT, BERLIN AND MUNCHEN,

                                OTTO HAHN RING 6

                                  81730 MUNCHEN

                           Federal Republic of Germany


                    - hereinafter referred to as "Siemens" -

                  concerning the "DirX-Metadirectory" software



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PREAMBLE -                                                                    3

ARTICLE 1 -  DEFINITIONS                                                      3

ARTICLE 2 -  LICENSE GRANT                                                    5

ARTICLE 3 -  COPYRIGHT, TRADEMARKS, TITLE                                     6

ARTICLE 4 -  SUPPLY OF LICENSED SOFTWARE AND SOFTWARE DOCUMENTATION           8

ARTICLE 5 -  WARRANTY                                                         9

ARTICLE 6 -  INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES                   13

ARTICLE 7 -  PRICE, PAYMENT AND TAX                                          14

ARTICLE 8 -  AUDITING RIGHTS                                                 14

ARTICLE 9 -  MAINTENANCE                                                     15

ARTICLE 10 - CONFIDENTIALITY                                                 16

ARTICLE 11 - LIMITATION OF LIABILITY                                         18

ARTICLE 12 - FORCE MAJEURE                                                   19

ARTICLE 13 - ARBITRATION                                                     19

ARTICLE 14 - SUBSTANTIVE LAW                                                 20

ARTICLE 15 - TERM OF THE AGREEMENT                                           20

ARTICLE 16 - TERMINATION                                                     20

ARTICLE 17 - EXPORT REGULATIONS                                              21

ARTICLE 18 - MISCELLANEOUS                                                   22

ANNEX 1 - PRODUCT DESCRIPTION                                                25

ANNEX 2 - SOFTWARE DOCUMENTATION                                             26

ANNEX 3 - PRICE LIST                                                         27

ANNEX 4 - CUSTOMER SUPPORT AND MAINTENANCE                                   30

ATTACHEMENT A - TROUBLE REPORT                                               36


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PREAMBLE

WHEREAS, Siemens is a corporation in the business of developing, manufacturing and marketing software, hardware and peripherals, and

WHEREAS, Siemens has developed the Siemens "DirX-Metadirectory" software and/or is the owner of or is entitled to dispose of the proprietary rights of and/or titles to such software product, and

WHEREAS, UNISPHERE desires to obtain license rights in such software product, and

WHEREAS, Siemens is willing to license such software product to UNISPHERE as consideration for license fees stated herein on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained UNISPHERE and Siemens agree as follows:

ARTICLE 1 - DEFINITIONS

Wherever used in this Agreement, unless otherwise indicated expressly in the context of this Agreement, the following terms shall have the following meanings ascribed to them:

1.1 "Agreement" shall mean this OEM software distribution agreement including all Annexes and any matters specifically incorporated herein by reference and made a part hereof.

1.2 "Licensed Software" shall mean the software program presently known as DirX in Object Code and described in ANNEX 1 and licensed to Unisphere according to the terms and conditions hereof. Licensed Software includes Updates and New Versions as defined below.

1.3 "Software Documentation" shall mean the user manuals and all other information related to the Licensed Software, in either printed or machine readable form, as set-out in ANNEX 2.

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1.4      "Effective Date" shall mean the date on which this Agreement enters into force as per Article 15 below.

1.5 "End-User" shall mean any natural person(s), partnership(s), joint venture(s), association(s), corporation(s), trust(s), governmental unit(s) or agencies, and other public or private bodies, who are licensing Licensed Software from Unisphere for their own use.

1.6 "Object Code" shall mean code for the Licensed Software resulting from translation of Source Code in machine readable format appropriate for execution by hardware.

1.7 "Product" shall mean the individual DirX products as described in Annex 1 and identified by separate product numbers.

1.8 "New Product" shall mean any product for which a new product number has been issued by Siemens and which has substantially different functionality from the Licensed Software.

1.9 "Source Code" shall mean the program listing for the Licensed Software in paper form and/or magnetic media written in the syntax of a well-known programming language.

1.10 "Unisphere Enhancements" shall mean any adaptation, improvement or enhancement of or to the Licensed Software, including any integration code, extensions, or schemas, developed at Unisphere's sole expense, to render the Licensed Software usable or marketable in or in conjunction with the Unisphere Product.

1.11 "Unisphere Product" shall mean (i) the Unisphere Management Center software, (ii) any network and service management software applications that are integrated with the Unisphere Management Center, and (iii) any Unisphere network elements, such as Unisphere switches and routers, that are integrated with the Unisphere Management Center.

1.12 "Update" shall mean a new release of the Licensed Software that incorporates bug fixes and minor changes. It is designated by Siemens at its sole discretion as a change in the digit(s) to the right of the decimal point in the product version number.

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1.13     "New Version" shall mean a new release of Licensed Software with major enhancements and functional improvements. It is designated by Siemens at its sole discretion as a change in digits to the left of the decimal point in the product version number.

1.14 "Subscriber(s)" shall mean the total number of users supported by the network of an End User which has licensed the Licensed Software for use by a limited number of users in accordance with Annex 3. One subscriber corresponds to one user profile, which is the highest level record for user registration in the database of a subscriber management system used by the End-User. One subscriber may have multiple entries and billing records for the various services and applications for which that user has registered.

ARTICLE 2 - LICENSE GRANT

2.1 Siemens hereby grants to Unisphere for the term of this Agreement, subject to the payment of the license fees as set forth in Article 7, and subject to the terms and conditions of this Agreement, a non-exclusive, non-transferable, worldwide license for the purposes of development, trial/demonstration to End-User(s), distribution, sublicensing to End-User(s), and support of the Licensed Software and the Software Documentation in conjunction with the Unisphere Products by satisfying the following bundling criteria:

         The Licensed Software is licensed as a part of a Unisphere Product consisting of at least 3 bundled software products, where the Licensed Software represents no more than thirty-five (35)% of the value of the Unisphere Product, based on the then-current suggested retail prices of the products as they are generally available to similar customers.

2.2 Siemens agrees that Unisphere's Network and Service Management Group will be the exclusive distributor of the Licensed Software within Unisphere.

2.3 Unisphere may copy, modify, reprint, and repackage the Software Documentation and distribute it to End Users in conjunction with the licensing of the Licensed Software. The Software Documentation may be branded under Unisphere trademarks in accordance with Section 3.2 herein. Siemens agrees to provide Unisphere with an electronic version of the

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         Software Documentation in both pdf and Microsoft Word formats.
         Software Documentation shall be distributed to Distributors and End Users only in hard copy or pdf format.

2.4 Unisphere is entitled to grant to the End-User a non-exclusive right to use the Licensed Software as integrated into the Unisphere Product provided that the End-User shall be bound by the terms and conditions set forth in the end user license agreement in accordance with Section
         2.6 herein.

2.5 Each End-User shall be entitled to produce one (1) back-up copy of each item of the Licensed Software, whereby the use of such back-up copy shall be limited to replace the original Licensed Software, if the original Licensed Software is inoperable. End-User shall keep records about the storage of such back-up copies and present such records to Unisphere on demand.

2.6 Each licensing of Licensed Software to End-Users shall be subject to legally binding, written license agreements the terms and conditions of which shall no be less onerous than Articles 2, 3 and 10 of this Agreement. Unisphere will conclude the license agreements with the End-Users in such a way that Siemens is a third party beneficiary with respect to those terms and conditions.

2.7 Certain programs of the Licensed Software and/or the Software Documentation may be proprietary to third party licensors of Siemens who may be direct and intended third party beneficiaries of certain terms and conditions herein relating to the protection of such third party proprietary Licensed Software and/or Software Documentation. Unisphere agrees that those third party beneficiaries may enforce Articles directly against Unisphere as agreed upon in writing on a case by case basis.

ARTICLE 3 - COPYRIGHT, TRADEMARKS, TITLE

3.1 All rights, title and interest in and to the Licensed Software (and any part thereof) and the Software Documentation (and any part thereof), other than those expressly granted herein, shall remain wholly vested in Siemens or its third party licensors. Unisphere acknowledges that it has no rights whatsoever in respect of the Licensed Software and Software Documentation save for those expressly granted to it by this Agreement.
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3.2      Nothing in this Agreement entitles Unisphere to use any trademark of
         Siemens or any other mark confusingly similar thereto, without the express written consent of Siemens. Notwithstanding the foregoing sentence, Unisphere is granted the right to use the Siemens trademarks to provide attribution to Siemens when marketing and distributing the Licensed Software and Documentation provided that Unisphere observes the applicable Siemens directives and uses only those trademark designs approved in writing in advance by Siemens. Siemens acknowledges and agrees that Unisphere may brand the Licensed Software and Software Documentation under its own trademarks, service marks or trade names in conjunction with the marketing and distribution of the Unisphere Product.

3.3 Unisphere shall maintain and cause all End-Users to maintain, reproduce and include in all copies of the Licensed Software all notices and legends (including copyright and trademark notices) included in the Licensed Software as received from Siemens, unless otherwise agreed in writing by the parties.

3.4 Unisphere shall in any case use all reasonable efforts to safeguard Siemens' proprietary rights and the proprietary rights of Siemens' licensor(s) with regard to the Licensed Software and the Software Documentation.

3.5 In case of Siemens' knowledge or justified assumption that an End-User is using the Licensed Software or Software Documentation without proper authorization, Unisphere shall assist Siemens in enforcing its rights and shall furnish all available information concerning such improper use of Licensed Software and/or the Software Documentation. Furthermore Unisphere shall terminate the agreement with the respective End-User concerning the Licensed Software with immediate effect on the ground of material breach and provide Siemens with written confirmation of such termination.

3.6 Unisphere shall answer all reasonable requests of Siemens without undue delay whether an End-User of the Licensed Software has been properly sublicensed by Unisphere or may allegedly infringe Siemens' proprietary rights.

3.7 Unisphere shall not - and shall prevent others from doing so - copy, translate, modify, create derivative works, disassemble, reverse engineer, decompile or otherwise use the

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         Licensed Software and Software Documentation except as specifically authorized hereunder or by compulsory law.

3.8 Unisphere and/or its licensors retain title to, ownership of, and all interest in the Unisphere Products and Unisphere Enhancements, and all copies and portions thereof, exclusive of the Licensed Software, including without limitation all copyrights, trademarks, patent rights, trade secret rights and other intellectual property or proprietary rights. No right, title or interest in or to, or ownership of, any Unisphere Product or Unisphere Enhancement is transferred to Siemens under this Agreement.

ARTICLE 4 - SUPPLY OF LICENSED SOFTWARE AND SOFTWARE DOCUMENTATION

4.1 Siemens shall deliver to Unisphere an Object Code version of the current version of Licensed Software and related Software Documentation ("Master Copy") and each Update and New Release, as they are issued, solely for the purpose of allowing Unisphere, at Unisphere's option and expense, to copy, manufacture and distribute to End Users and distributors the Licensed Software in accordance with and to the extent authorized by this Agreement. Unisphere shall be responsible for the quality of copies made from such Master Copy. Unisphere shall distribute one copy for each license granted to an End User. In the event that the Licensed Software is subject to a License Key, the Parties agree to amend this Agreement as necessary to enable Unisphere to continue to distribute the Licensed Software in accordance with this Agreement.

4.2 Siemens agrees to inform Unisphere of New Products and to offer to Unisphere, under schedules and terms and conditions to be mutually agreed upon, any New Product on request of Unisphere.

4.3 Siemens further agrees to provide Unisphere with any new Update and any New Version for licensing under the terms and conditions of this Agreement as part of the Customer Support, Maintenance, and Product Updates as described in Annex 4. The consideration for such Updates and New Versions is covered by the maintenance fee set out in Annex 3.

4.4 In the event that Siemens announces that it will cease to support the Licensed Software or any of the related Products within twelve (12) months, Siemens shall deliver a copy of the

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         Source Code for the Licensed Software or Product to Unisphere within six (6) months of such announcement in order to put Unisphere itself in the position to further support its customers. Delivery of a copy of the Source Code to Unisphere pursuant to this Agreement shall not pass title to the Source Code, but shall affect only a non-exclusive, fully paid-up, irrevocable, royalty-free license from Siemens to Unisphere to use, copy and modify the Source Code for the sole purposes of supporting the Licensed Software distributed under this Agreement.

4.5 Unisphere may request that Siemens provide certain professional services during the Term of this Agreement to assist Unisphere in integrating the Licensed Product into the Unisphere Product. Such services shall be provided pursuant to an annex to this Agreement which sets forth the scope of work, pricing and discounts, payment terms, ownership of any intellectual property rights, and any other applicable terms and conditions.

ARTICLE 5 - WARRANTY

5.1 Siemens warrants that the Licensed Software as originally delivered by Siemens to Unisphere will function substantially in accordance with the specifications set-out in the pertaining Software Documentation for a period of 90 days from the date of shipment of the Master Copy, when used in accordance with the Software Documentation. Siemens further warrants that the Licensed Software will not contain any viruses Trojan horses, worms or time bombs.

5.2 In the event of substantial non-conformance of Software with the relevant specifications set forth in the Software Documentation, Siemens shall correct the non-conformance (also referred to as "defect") in accordance with the following procedures:

         i) Unisphere shall promptly notify Siemens thereof in writing and provide Siemens with evidence and documentation which allow Siemens to reproduce the claimed defect and resultant output from the execution of the defective code or data, and

         ii) if Unisphere notifies Siemens of a defect in such manner during the warranty period, Siemens shall, without cost to Unisphere, eliminate the operation affecting

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                  defect as soon as reasonably possible by providing to
                  Unisphere either an undefective medium or, in case of a defect in the Licensed Software itself, by using all reasonable efforts to provide a by-pass solution or an Update of the Licensed Software eliminating the defect within a commercially reasonable time period. The obligations of this section shall apply if the defect is due to third party software, freeware or shareware licensed or otherwise made available to Siemens and incorporated in the Licensed Software, and

          iii) the ninety (90) day warranty period shall begin anew with the delivery of each undefective medium, by-pass solution, Update or New Release.

5.3 The warranty hereunder shall not apply to Licensed Software modified by Unisphere, provided that schemas shall not be considered modifications. With regard to Licensed Software integrated in or merged with Unisphere Products, Siemens' warranty only covers the agreed interface specification.

         The warranty shall also not apply to Licensed Software:

          - used or installed on hardware other than specified in the release notes of Licensed Software

          - that has been subject to misuse, negligence or accident that is not the fault of Siemens,

          - that has been subject to unauthorized repair by Unisphere or any third party, or

          - exposed to conditions beyond the environments, power or operational constraints set forth in the Software Documentation.

5.4 Siemens warrants to Unisphere that the services provided in accordance with section 4.5 herein shall: (i) substantially conform to any specifications or acceptance criteria as defined and established in the annex which describes the services to be provided; (ii) be performed in a workmanlike and professional manner by Siemens personnel (including its subcontractors) having a level of skill commensurate with the required tasks set forth in the applicable annex; and (iii) all Siemens personnel (including its subcontractors) performing services within the United States, if applicable, are legally permitted to work in the United

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         States.

5.5 SIEMENS EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES AND LIABILITIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OR REPRESENTATIONS OF WORKMANSHIP, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, DURABILITY, OR THAT THE OPERATING OF THE LICENSED SOFTWARE WILL BE ERROR FREE.

5.6 If any error is discovered by Unisphere after the end of the warranty period, Siemens agrees to eliminate such errors on adequate terms and conditions to be mutually agreed upon. Except for the cases falling under this warranty section, Unisphere shall receive software support, Updates and New Versions only if a written maintenance contract is concluded based upon terms and conditions to be separately agreed.

5.7      Warranty on Year 2000-Compliance

5.7.1    Siemens warrants Year 2000-Compliance of the Licensed Software.
         The foregoing warranty is given under the proviso that any input complies with the requirements laid down in the Software Documentation.

         "Year 2000-Compliance" shall mean that neither performance nor functionality is affected by dates prior to, during and after the year 2000.

         In particular:

         - RULE 1. - No value for current date will cause any interruption in operation.

         - RULE 2. - Date-based functionality must behave consistently for dates prior to, during and after year 2000.

         - RULE 3. - In all interfaces and data storage, the century in any date must be specified either explicitly or by unambiguous algorithms or inferencing rules.

         -  RULE 4. - Year 2000 must be recognized as leap year.

5.7.2 The warranty as per Section 5.7.1 above is subject to the following provisions:

         i) If the Licensed Software does not comply with this warranty, Siemens shall remedy such non-compliance at its own discretion either by delivery of a new

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                  equivalent software product or delivery of an Update, provided that (i) Unisphere has notified Siemens promptly after the occurrence of the non-compliance, (ii) the non-compliance can be reproduced and (iii) the non-compliance occurs in the most recent version of the Licensed Software delivered to Unisphere.

         ii) Siemens warrants Year 2000-Compliance only subject to proper use of the Licensed Software in accordance with the Software Documentation and subject to correct input of Licensed Software-compatible data. The foregoing restriction shall not apply if Unisphere can prove that the non-compliance would have occurred even if Unisphere had observed all the foregoing. Furthermore Siemens does not warrant the Year 2000-Compliance for Licensed Software modified by Unisphere or any one other than Siemens, unless Unisphere can prove that the modification did not affect the non-compliance. This warranty does not include any warranty regarding the interoperability of Licensed Software with other products. If it turns out during the removal of the non-compliance that the non-compliance was caused by (i) improper use or (ii) modification of the Licensed Software or (ii) missing interoperability with products other than Licensed Software, Unisphere agrees to bear all costs incurred by Siemens in connection with the remedy of the non-compliance.

5.7.3 AS FAR AS NOT OTHERWISE MANDATORILY REQUIRED BY APPLICABLE LAW, THE FOREGOING PROVISIONS AS TO YEAR 2000-COMPLIANCE OF CONTRACT PRODUCTS REPRESENT THE SOLE AND EXCLUSIVE REMEDY OF UNISPHERE AND THE SOLE AND EXCLUSIVE LIABILITY OF SIEMENS IN CASE OF YEAR 2000-NON-COMPLIANCE AND SHALL SUPERSEDE ANY AND ALL OTHER YEAR 2000 WARRANTY OR LIABILITY PROVISIONS CONTAINED IN THIS AGREEMENT, IN ANY OTHER CONTRACTUAL AGREEMENT, WRITTEN OR ORAL, OR IN ANY STANDARD TERMS AND CONDITIONS.

5.7.4 The warranty under this Section 5.7 shall be valid until December 31, 2000. Siemens shall not be responsible and/or liable for any claims notice of which is received by Siemens later than January 31, 2001.

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ARTICLE 6 - INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES

6.1 Except as set forth below, and subject to the conditions and limitations stated herein below, Siemens agrees at its expense to defend and indemnify Unisphere from and against any and all claims, demands and actions brought against Unisphere and based upon any infringement of intellectual property rights by the Licensed Software or Software Documentation licensed to Unisphere by Siemens, such as but not limited to patents, utility models, design patents, trade secrets or copyrights owned by third parties ("Claims"). Siemens shall hold Unisphere harmless and indemnify Unisphere from any and all damages, or expenses finally awarded by a court against Unisphere in connection with such claims, including without limitation, reasonable attorney's fees. As a condition of such defense and indemnification as above, Unisphere shall give Siemens prompt written notice of any alleged Claim, full authority to defend and settle such Claims and all reasonable assistance to Siemens (at Siemens' expense) as may be requested by Siemens.

         If, as a result of a Claim, Unisphere becomes enjoined from using the Licensed Software or Software Documentation, Siemens shall, at its election (i) procure for Unisphere the right to use such licensed software or software documentation, (ii) provide unisphere with a replacement product that is non-infringing and meets substantially the same functional specifications as the Licensed Software, or (iii) refund to Unisphere the depreciated value of the infringing Licensed Software or Software Documentation purchased or licensed from Siemens that Unisphere is enjoined from using against written certification that the Licensed Software items concerned have been deleted from all related Unisphere Product.

6.2 Siemens shall have no obligation to defend or indemnify Unisphere with respect to any Claim of infringement of any intellectual property rights, statutory, express or implied arising out of or relating to

         i) combinations or incorporations of any Licensed Software or of elements thereof with or into other platforms or installations than specified in this Agreement, or.

         ii) the use or incorporation in the Licensed Software of any design technique or specification furnished by Unisphere.

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6.3      THE FOREGOING SECTION STATES THE ENTIRE LIABILITY OF SIEMENS AND THE
         EXCLUSIVE REMEDY OF UNISPHERE WITH RESPECT TO INFRINGEMENT BY LICENSED SOFTWARE AND SOFTWARE DOCUMENTATION OF ANY INTELLECTUAL PROPERTY RIGHTS, STATUTORY, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY STATED IN THIS SECTION, ALL WARRANTIES AGAINST INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS AS MENTIONED BEFORE ARE HEREBY DISCLAIMED.

ARTICLE 7 - PRICE, PAYMENT AND TAX

7.1 As compensation for the license rights granted to Unisphere under this Agreement, Unisphere agrees to pay to Siemens the license fees as stated in ANNEX 3. Any and all payments hereunder shall be made in US dollars, if not specifically stated otherwise. License fees shall be paid within thirty (30) days after the end of each calendar quarter in which Licensed Software was installed by Unisphere at End User sites.

7.2 Any and all taxes, charges and/or other duties (hereinafter "TAXES") imposed by the laws of country of Licensee with respect to any payments to be made by Licensee to Siemens under or in connection with this Agreement, shall be borne and paid by Licensee. Any other TAXES, except for potential German VAT, imposed on such payments shall be borne and paid by Siemens.

ARTICLE 8 - AUDITING RIGHTS

8.1 Unisphere shall keep records of all sublicenses granted to End-Users. Siemens shall have the right to appoint an independent auditor to inspect Unisphere's premises and such records as well as such documents as he may reasonably require for the purpose of verifying Unisphere's compliance with its Licensed Software-related obligations hereunder. Such audit shall be made during the normal hours of business and be conducted at Siemens' expense, except in those cases where the auditor detects deviations from Unisphere's contractual obligations to the disadvantage of Siemens, in which latter case the cost of the audit shall be borne by Unisphere in addition to the rights

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         Siemens may have as a consequence of Unisphere's non-fulfillment of its contractual obligations.

8.2 Any and all reports or records or notes taken by the auditor shall be maintained by the auditor and Siemens in confidence as confidential information of Unisphere. This confidentiality shall not affect Siemens' rights to settle the disputes in accordance with the conditions of Article 13.

ARTICLE 9 - MAINTENANCE

9.1 Subject to the terms of Annex 4, Siemens will provide Customer Support, Maintenance, and Product Update services. As more fully described in Annex 4, these services comprise the following:

         -  the submission of service reports about requested items,

         -  responding to and resolving product problems,

         - telephone consulting with a view to identifying the error for the generation of diagnostic documentation via hot line,

         - support via teleservice (based on mutually agreed means of connection),

         -  elimination of errors as described under Article 5,

         -  supplying of Update Releases and Version Releases,

         - Siemens will support and consult Unisphere on the implementation of new versions to enable Unisphere to install new versions at their customer sites.

         Siemens' software maintenance service shall apply in relation to all released Updates and New Versions delivered.

9.2 Unisphere will communicate to Siemens suspected errors in the Licensed Software along with all information required in order to reproduce the error. Siemens agrees to respond and correct such errors in the manner and within the period given in Annex 4. All bug and error reports shall be made on Siemens' standard report forms as notified to Unisphere by Siemens from time to time. Siemens shall not be obliged to take notice of bug and error reports which have not been submitted in accordance with stated procedures.

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9.3      Siemens will promptly notify Unisphere of any bugs and errors in the
         Licensed Software.

9.4 The maintenance services for the Licensed Software are subject to the maintenance fees set out in ANNEX 3 and will only be provided by Siemens as agreed in this Article 9 for a maximum period of three (3) years after a succeeding release of each New Version of the Licensed Product.

9.5 Siemens represents and warrants that the maintenance services shall be provided in accordance with this Agreement and with reasonable care and skill.

ARTICLE 10 - CONFIDENTIALITY

10.1 Unless otherwise expressly provided for herein either party hereto undertakes to keep confidential, even after termination of this Agreement, any information and data, including but not limited to any kind of business, commercial or technical information and data disclosed between the parties in connection with this Agreement, irrespective of the medium in which such information or data is embedded which shall:

         10.1.1 if in written form, be marked "Confidential" or similarly legended by the disclosing party before being turned over to the receiving party, or

         10.1.2 if orally disclosed be identified as such prior to disclosure and summarized in writing by the disclosing party and said summary will be given to the receiving party within 30 days of the subject oral disclosure. In case of disagreement, the receiving party must make any objections to the contents of the summary, in writing, within 30 days of receipt.

         Such information will hereinafter be referred to as "Confidential Information".

10.2 The obligation as per Section 10.1 above shall, however, not apply to any information which:

         10.2.1 is already in the public domain or becomes available to the public through no breach by a party to this Agreement;
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         10.2.2   was rightfully in the receiving party's possession without obligation of confidentiality prior to receipt from the disclosing party as proved by the written records of the receiving party;

         10.2.3 can be proved to have been rightfully received by the receiving party from a third party without obligation of confidentiality;

         10.2.4 is independently developed by the receiving party as proved by its written records;

         10.2.5 is not in writing and marked with a legend indicating the same is confidential, or if disclosed in non-tangible form, is not summarized in writing and marked "Confidential" or "Proprietary" within thirty (30) days of the disclosing party's disclosure; or

         10.2.6 is required to be disclosed by any law or regulation, or by the decree of any competent tribunal; provided that the disclosing party shall limit its disclosure to the information required to be disclosed and shall use reasonable efforts to provide the maximum possible notice to the other party prior to such disclosure and assist such party in seeking protection of the information to be disclosed.

10.3 The Confidential Information shall be treated by the receiving party with the same degree of care to avoid disclosure to any third party as is used with respect to the receiving party's own information of like importance which is to be kept confidential.

10.4 The receiving party shall use the disclosing party's Confidential Information only for the implementation of this Agreement and will derive no rights of any kind, in particular no rights of prior use, from the fact that it as a result of the Confidential Information may possibly obtain knowledge of patentable inventions for which the other party may possibly apply for intellectual property rights.

10.5 The receiving party shall disclose Confidential Information only to those of its own employees, who have a reasonable need to know said Confidential Information and who are bound to confidentiality by their employment agreements or otherwise.

10.6 Upon termination or expiration of this Agreement, each party will upon respective request of the other party immediately return to the other party the Confidential Information in tangible form including any copies thereof or confirm in writing that such information and any copies thereof have been destroyed.


10.7 This Article 10 shall survive any termination or expiration of this Agreement.

10.8 The parties acknowledge that a breach by either party of the provisions of this Article 10 will result in irreparable injury to the affected party for which monetary damages alone would not be an adequate remedy. In the event of a breach or threatened breach of this Article 10, the party affected shall be entitled to specific performance and injunctive or other equitable relief as a remedy. Any such relief shall be in addition to and not in lieu of any appropriate relief in the form of monetary damages.

ARTICLE 11 - LIMITATION OF LIABILITY

11.1 Unisphere and Siemens agree that the license fees for Licensed Software negotiated in this Agreement would not adequately compensate Siemens for unilaterally assuming all risks associated with its performance, breach or non-performance, and that to avoid having to increase its license fees to adequately protect against such unlimited risk, Unisphere and Siemens will be bound by this limitation on Siemens' liability.

11.2 Siemens will without limit be liable for personal injury and third party property damage for which Siemens can be held responsible. Siemens will be liable for damages to Unisphere's property for which Siemens can be held responsible up to a maximum amount of one million US $(1,000,000.00 US $) per damage event.

11.3 NEITHER PARTY SHALL BE LIABLE, WHETHER IN CONTRACT, WARRANTY, OR TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), OR ANY OTHER LEGAL OR EQUITABLE THEORY FOR BUSINESS INTERRUPTION OR LOST REVENUE, LOSS OF PROFITS OR SALES, COST OF CAPITAL, OR FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES. THIS LIMITATION SHALL NOT APPLY TO CLAIMS BASED ON FRAUD OR INTENTIONAL MISREPRESENTATION.

11.4 The above mentioned limitations of liability shall not apply to the extent Siemens has liability insurance protection.

11.5 This Article 11 shall survive any termination or expiration of this Agreement.

ARTICLE 12 - FORCE MAJEURE

Neither party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by force majeure such as, but not limited to, riots, civil commotions, wars, strikes, lock-outs, hostilities between nations, governmental laws, orders or regulations, actions by the government or any agency thereof, storms, fires, sabotages, explosions or any other contingencies beyond the reasonable control of the respective party and of its sub-contractors (hereinafter referred to as "Force Majeure"). In such events, the affected party shall immediately inform the other party of such circumstances together with documents of proof and the performance of obligations hereunder shall be suspended during, but not longer than, the period of existence of such cause and the period reasonably required to perform the obligations in such cases. Unavailability of funds shall not be deemed Force Majeure.

ARTICLE 13 - ARBITRATION

13.1 Any differences or disputes arising out of or in connection with this Agreement or out of or in connection with agreements regarding its performance, including any questions regarding the existence, validity or termination of this Agreement or agreements regarding its performance, during the term of this Agreement or thereafter shall be settled by an amicable effort of both parties. An attempt to arrive at a settlement shall be deemed to have failed as soon as one of the parties so notifies the other party in writing.

13.2 If an attempt at settlement has failed, the dispute shall be finally settled under the International Rules of the American Arbitration Association, by three arbitrators.

13.3 Each party shall nominate one arbitrator and those arbitrators shall agree on the third arbitrator within 30 days. Should the two arbitrators fail, within the above time-limit, to reach agreement on the third arbitrator, such third arbitrator shall be appointed by the American Arbitration Association.

13.4 Unless otherwise agreed by the parties in writing, for disputes originated by Unisphere the seat of arbitration shall be Munich and for disputes originated by Siemens the seat of arbitration shall be Boston, Massachusetts.

13.5     The language to be used in the arbitration proceeding shall be English.

13.6 Nothing in this Article shall prohibit either party from seeking injunctive or other equitable relief in any court of competent jurisdiction.

ARTICLE 14 - SUBSTANTIVE LAW

All disputes shall be settled in accordance with the provisions of this Agreement and all other agreements regarding its performance, otherwise in accordance with the substantive law in force in Germany without reference to conflict of laws principles. The United Nations Convention on Contracts for the International Sale of Goods of April 11, 1980 shall not apply.

ARTICLE 15 - TERM OF THE AGREEMENT

15.1 The term of this Agreement shall commence when the signature by each party has been executed (Effective Date). Unless extended prior to expiration this Agreement will continue in effect for a period of five
         (5) years from the Effective Date. Thereafter it shall be automatically renewed for another one year's term provided it has not been terminated by either party with six months prior written notice to the end of the current term.

15.2 The rights to use paid-up copies of the Licensed Software will not be affected by the expiration hereof pursuant to 15.1 of this Agreement.

ARTICLE 16 - TERMINATION

16.1 This Agreement may by written notice be forthwith terminated by a Party having such right as herein provided - and save of any other rights such Party may have - upon the occurrence of either one or more of the following events stated below:

         - by either party in the event that the other has failed in the performance of any material obligation under this Agreement by giving not less than 30 (thirty) days written notice specifying any such breach (hereinafter referred to as "the Notice"), unless within the period of such Notice all breaches specified shall have been remedied or a plan for remedying such breaches has been proposed by the other party and has been accepted by the first party mentioned during such 30 (thirty) days period; or

         - by either party in the event that the other party voluntarily files a petition in bankruptcy or has such a petition involuntarily filed against it (which petition is not discharged within thirty (30) days after filing), or is placed in an insolvency proceeding, or if an order is issued appointing a receiver or trustee or a levy or attachment is made against a substantial portion of its assets which order shall not be vacated, or set aside within thirty (30) days from date of issuance, or if any assignment for the benefit of its creditors is made, or

         - by either party if there is a change in control of the other party which in the reasonable opinion of the terminating party adversely affects such party's position, rights or interests.

16.2 Upon termination or expiration of this Agreement, Unisphere shall pay Siemens immediately any amounts due to Siemens and cease any use of the Licensed Software, including copies thereof and Software Documentation in Unisphere's possession, except to the extent necessary to meet any contractual obligations under then existing support and maintenance contracts. Further, Unisphere may continue to distribute any Licensed Software and Software Documentation in its inventory for a period of six (6) months following termination or expiration of this Agreement. All obligations of Unisphere accrued prior to termination, and those obligations relating to confidentiality, protection of the Software and the Software Documentation and restriction to use shall survive termination. Any sublicenses. granted to End-Users prior to the termination or expiration of this Agreement shall not be affected by such termination or expiration.

ARTICLE 17 - EXPORT REGULATIONS

Each party shall comply with all export laws applicable to the Licensed Software and/or the

Software Documentation in effect from time to time. Without limiting the generality of the foregoing, each party expressly warrants that it will not directly or indirectly export, re-export, or transship the Licensed Software or the software documentation in violation of any export laws, rules or regulations of the EU, Germany or the United States. Unisphere, when sublicensing the Licensed Software to End-users, shall also oblige such End-users to adhere to the aforementioned export provision.

ARTICLE 18 - MISCELLANEOUS

18.1 This Agreement shall not be modified or amended except by a written agreement dated subsequently to the date of this Agreement and signed on behalf of Siemens and Unisphere by their respective duly authorized representatives as an amendment hereto. This requirement of written form can only be waived in writing.

18.2     All Annexes shall be considered as an integral part of this Agreement.

18.3 Unisphere shall not, without the prior written consent of Siemens, deliver the Licensed Software, or any technical data relating thereto, to any branch or agency of the United States Government without a written predetermination that such items will be protected by limited or restricted rights as set forth in DOD FAR 52.227-7013 or equivalent rights and without taking all required actions to preserve such rights including, without limitation; (a) marking the Licensed Software with the then currently prescribed Restricted Rights Legend, (b) marking technical data with the then currently prescribed Limited Rights Legend, and (c) ensuring that the standard Department of Defense "Rights in Technical Data and Computer Software" clause at DOD FAR 52.227-7013 and the "Restrictive Markings on Technical Data" clause at DOD FAR 52.227-7018 or the equivalent clauses for other government agencies are complied with to protect the ownership interest of Siemens.

18.4 Nothing contained in this Agreement shall be construed as creating a joint venture, partnership or employment relationship. Except as specified herein, neither party shall have the right, power or implied authority to create any obligation or duty, express or implied, on behalf of the other party hereto.

18.5 Press releases or other information on the conclusion/content of this Agreement shall only be made available to third parties, in particular press agencies, with the prior written consent of the other party hereto.

18.6 Notices and communications between Unisphere and Siemens shall be given in writing or by e-mail or facsimile in English language to the following addresses of the parties or to such other address as the party concerned may subsequently notify in writing to the other party:

         If to Unisphere:

         Partner Manager Business Development Department
         200 Wheeler Road
         Burlington, MA 01803
         Attn: Partnership Manager
         Facsimile: 781-313-8721
         E-Mail: bmahony@unispheresolutions.com
                 ------------------------------

         and, if to Siemens:

         Siemens Aktiengesellschaft
         Attn.: Peter Schnitter, Christian Wiesinger
         Otto Hahn Ring 6
         81730 Munchen
         Germany
         Tel. +49-(89)-636-48440/45674
         Fax +49-(89)-636-45860
         E-Mail: peter.schnitter@icn.siemens.de
                 ------------------------------
         Christian.wiesinger@icn.siemens.de
         ----------------------------------

18.7 A waiver of any default by either party of any of the terms and conditions of this Agreement shall not be deemed to be a continuing waiver or a waiver of any other provisions of this Agreement, but shall apply solely to the instances to which such waiver is granted.

18.8 Should individual provisions of this Agreement be legally ineffective or unfeasible for legal reasons then, unless the basic intentions of the parties under this Agreement are substantially jeopardized, the validity of the remaining provisions of this Agreement shall not be affected thereby. In such a case the parties shall come to an agreement approximating as closely as possible the arrangement originally envisaged in this Agreement.

18.9 The titles to the Articles of this Agreement are for convenience or reference only and are not part of this Agreement and shall not in any way affect the interpretation thereof.

18.10 This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all previous communications, representations, understanding and agreements, either oral or written, between the parties with respect to such subject matter hereof.

18.11 Neither the benefits nor the obligations of this Agreement may be assigned or transferred in any manner, except with the prior written consent of the other party and except as part of a transfer of all or of a substantial part of the activities to which the subject matter of this Agreement pertains whether by sale, merger or consolidation. In case of such a transfer the respective party shall require the transferee, assignee or successor to comply with this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized representatives.

Date:                                       Date:

Unisphere Solutions Inc.                    Siemens Aktiengesellschaft

/s/ Dana Rasmussen                          [Illegible]
------------------------                    --------------------------
Dana Rasmussen                              Finance & Admin.
VP Product Management                       17.3.2000
3-29-2000

                                            [Illegible]
                                            --------------------------
                                            President Meker Directors Services
                                            20/3/2000

ANNEX 1 - PRODUCT DESCRIPTION

Where DirX is bundled into Unisphere Product (also known as "Unisphere Management Center"), Licensed Software shall include license rights to all of the following DirX Products and components at an all-inclusive price as set forth in Annex 3:

DirXserver

DirXweb

DirXmetahub

DirXmetahub-ODBC

DirXmetahub-NT

DirXmetahub-Notes

DirXmetahub-Exchange

Description of current release can be found at Siemens Homepage at

http://www.siemens.com/directory
       -------------------------

ANNEX 2 - SOFTWARE DOCUMENTATION

DIRX V5.0 Introduction (January 1999)

DIRX V5.0 Administration Guide (December 1999)

DIRX V5.0 Windows NT Security Integration Guide (December 1999)

DIRX V5.0 Administration Reference (December 1999)

DIRX V5.0 Advanced Administration Notes (January 1999)

DIRXWEB V5.0 Reference (June 1999)

DIRXMETAHUB V5.0 Administration Reference (June 1999)

ANNEX 3 - PRICE LIST

LICENSE FEES

For product installations with corresponding numbers of subscribers, Unisphere shall pay to Siemens a license fee for all product and components of the Licensed Software as described in Annex 1 according to the pricing table below. Payments shall be made at the end of each calendar quarter for all product installations made during that quarter.


----------------------------------------------------------------------------------------------------------------------------------
No. of           2,500   5,000    10,000   10,001-    50,000-  100,001-  250,001-    500,001-  1,000,001-  2,500,001-   5,000,001-
Subscribers/                               50,000    100,000   250,000   500,000   1,000,000   2,500,000   5,000,000   10,000,000
installation
----------------------------------------------------------------------------------------------------------------------------------
License Fee in   7,500   12,500   18,000   50,000     85,000   162,500   200,000     300,000     600,000     950,000    1,600,000
US $
----------------------------------------------------------------------------------------------------------------------------------
License Fee in   6,250   10,000   12,600   35,000     59,500   113,750   140,000     210,000     450,000     850,000    1,600,000
US$ *)
----------------------------------------------------------------------------------------------------------------------------------


*) Prices in that row apply with minimum commitment of a $400,000 License Fee per year due at the beginning of a fiscal year or, in the alternative, at Unisphere's option, after exceeding $400,000 in License Fees in a fiscal year. If Unisphere exceeds $400,000 in License Fees in a fiscal year, the lower prices will apply in the subsequent year. If Unisphere does not exceed $400,000 in a fiscal year, the original prices will apply in the subsequent year.

INCREASES IN THE NUMBER OF SUBSCRIBERS:

Any time there is an increase in the number of Subscribers that exceeds a new pricing tier for an End User who has previously licensed Licensed Software, Unisphere must pay to Siemens, in the next quarterly payment due, an additional amount calculated as the difference between new and old tier to reflect the increased number of Subscribers for that End User

MAINTENANCE FEES

Maintenance fees will be set at 15% of net quarterly license fees and shall include 3rd Line Product Support and Maintenance in accordance with Annex 4 and All Updates and New Versions. Unisphere agrees to pay a minimum of $40,000, for maintenance fees at the end of the current fiscal year for the time period of April, 1st 2000 to September 30, 2000 and $120,000 for the forthcoming calendar years due at the end of the calendar year. If total maintenance fees for the calendar year amount to less than the targeted minimum, Unisphere agrees to pay to Siemens the difference between the actual amount paid for maintenance fees and the targeted minimum.

Renewal Maintenance Fees

Calendar Year 2001: Commencing at the beginning of the quarter ending March 31, 2001 and continuing until the beginning of the quarter ending March 31, 2002 Unisphere shall pay to siemens on the first business day of each calendar quarter a renewal and support maintenance fee equal to the product of (i) the license fees payable in respect of the corresponding calendar quarter in 2000,
(ii) 0.9 and (iii) 15%.

Calendar Year 2002: Commencing at the beginning of the quarter ending March 31, 2002 and continuing until the beginning of the quarter ending March 31, 2003, Unisphere shall pay to Siemens on the first business day of each calendar quarter a renewal and support maintenance fee equal to the sum of (x) the product of (i) the license fees payable in respect of the corresponding calendar quarter in 2001, (ii) 0.9 and (iii) 15% plus (y) the product of (i)the license fees payable in respect of the corresponding calendar quarter in 2000, (ii) 0.81 and (iii) 15%.

Calendar Year 2003: Commencing at the beginning of the quarter ending March 31, 2003 and continuing until the beginning of the quarter ending March 31, 2003, Unisphere shall pay to Siemens on the first business day of each calendar quarter a renewal and support maintenance fee equal to the sum of (x) the product of (i) the license fees payable in respect of the corresponding calendar quarter in 2002, (ii) 0.9 and (iii) 15% plus (y) the product of (i) the license fees payable in respect of the corresponding calendar quarter in 2001, (ii) 0.81 and (iii) 15% plus (Z) the license fees payable in respect of the corresponding calendar quarter in 2000, (ii) 0.729 and (iii) 15%.

Calendar Year 2004: Commencing at the beginning of the quarter ending March 31, 2004 and continuing until the beginning of the quarter ending March 31, 2005, Unisphere shall pay to Siemens on the first business day of each calendar quarter a renewal and support maintenance fee equal to the sum of (w) the product of (i) the license fees payable in respect of the corresponding calendar quarter in 2003, (ii) 0.9 and (iii) 15% plus (x) the product of (i) the license fees payable in respect of the corresponding calendar quarter in 2002, (ii) 0.81 and (iii) 15% plus

(y) the product of (i) the license fees payable in respect of the corresponding calendar quarter in 2001, (ii) 0.729 and (iii) 15% plus (z) the license fees payable in respect of the corresponding calendar quarter in 2000, (ii) 0.6561 and (iii) 15%.

Renewal Periods: For any renewal period of this Agreement, the parties agree to amend this Annex 3 to establish renewal support and maintenance fees for subsequent periods using the same methodology as for the 2001-2004 years set forth above.

ANNEX 4 CUSTOMER SUPPORT AND MAINTENANCE

This exhibit describes the support services to be provided by Unisphere and Siemens for the Licensed Software in connection with the Licensing of the Licensed Software under the Agreement. Support and maintenance includes provision of all Updates and New Versions of the Licensed Products.

1.       Definitions

In this ANNEX 4 defined terms shall have the meaning set out in the Agreement and if not defined in the Agreement the following terms shall have the meaning set out below:

"Annex 4" shall mean this exhibit and all attachments attached hereto or referencing this ANNEX 4 as such are amended from time to time in accordance with the provisions hereof.

"Attachment" shall mean a document attached to or referencing this ANNEX 4.

"Business Day" shall mean Monday to Friday excluding statutory holidays in the location of the office of Siemens as specified in the Agreement.

"Business Hours" shall mean 8:00 A.m. to 5:00 P.m. CET (Central European Time) on Business Days.

"24x7" shall mean 24 hours each day, 7 days per week, 365 days per year availability of support services.

"Defect" shall mean a failure of a Licensed Software to function in accordance with the Documentation for the Licensed Software.

"First Line Support" shall mean those support services provided to an End User of a Licensed Software as further defined in this ANNEX 4.

"Problem" shall mean a set of circumstances that prevents an End User from using a Licensed Software in accordance with the Documentation for such Licensed Software.

"Second Line Support" shall mean those support services provided to the organization that is performing First Line support as further defined in this ANNEX 4.

"Support Contact" shall mean a person designated by Unisphere to use the Services provided by

Siemens in accordance with the provisions of this ANNEX 4.

"Third Line Support" shall mean those support services provided to the organization that is performing Second Line Support as further defined in Support Services Schedule. Third Line Support is the product service that Siemens offers to Unisphere as an OEM-partner.

2.       LEVELS OF SUPPORT

2.1.     First Line Support

The tasks to be performed by First Line Support include:

a)       Receive and respond to requests received from a End User of Licensed
         Software.

b) Relay requests to Second Line Support that cannot be satisfied using support information provided.

c)       Install Licensed Software updates at End User's site.

d) Under direction of Second and Third Line Support, provide assistance at End User's site to obtain diagnostic information and implement work-around procedures.

e) Under the direction of Second and Third Line Support, alert End User as to the existence of known Defects and recommended preventative actions.

f) Periodically update End User as to the status of reported Problems, including those escalated to Second Line Support.

2.2.     Second Line Support

The tasks to be performed by Second Line Support include:

a)       Receive and respond to requests from First Line Support

b)       Diagnose the cause of End User Problems by:

         i) verifying that the installed system components (including the supported Licensed Software) are intended to be compatible with each other;

         ii) verifying that the configuration of each system component (i.e. hardware, LAN, WAN, licensing information, operating system, database, etc.) is valid;

         iii) verifying that maintenance procedures prescribed have been performed;

         iv) depending on the facilities that are available, recreating Problems in a simulated system environment;

         v) isolating the cause of a Problem to one or more specific system components.

c) Where possible, resolve user Problems (either directly via an electronic data link or by directing First Line Support personnel on-site) by:

         i)    correcting invalid configuration of system components;

         ii)   installing prescribed Updates;

         iii)  implementing prescribed work around procedures;

         iv)   applying prescribed software patches.

d) Relay requests that cannot be satisfied to Third Line Support (along with relevant diagnostic information).

e) Periodically update First Line Support as to the status of reported Problems, including those escalated to Third Line Support.

2.3.     Third Line Support/product support

The tasks to be performed by Third Line Support include:

a)       Receive and respond to requests from the Second Line support.

b)       Recommend work around procedures to resolve user Problems.

c)       Provide Patches and work-arounds that temporarily fix Defects.

d)       Provide Updates that permanently fix Defects.

e) Provide support information for use by First and Second Line support personnel responsible for supporting the Licensed Software.

f) Provide training to First and Second Line support personnel responsible for supporting the Licensed Software.

g) Provide status updates and diagnostic advice on known Defects to First and Second Line support.

3.       Support

3.1. Support. During the Term, Siemens shall provide reasonable Third Line Support via pager, telephone, or email for aiding Unisphere's Second Line Support of the Licensed Software. Such support shall be provided during normal Siemens office hours and is in addition available for Critical and Major Problems via pager on a 24x7 basis. Such support shall be provided by designated Siemens and Unisphere support representatives and backup support representatives. Designated persons will be updated from time to time by Unisphere upon notification to Siemens.

3.2.     Software Maintenance.

a) Scope of Coverage. During the Term, Siemens shall use reasonable efforts to ensure that the Licensed Software operates substantially in accordance with the documentation accompanying the Licensed Software.

b)       Problems.

         i) A "Critical Problem" in a Licensed Software is one that renders the Licensed Software totally unusable, has a severe business impact or results in a production system going down.

         ii) A "Major Problem" in a Licensed Software is one where significant functionality is affected and/or the software is not operating substantially in accordance with the accompanying documentation and a production system is significantly impacted.

         iii) A "Minor Problem" in a Licensed Software is one that has minor functionality impact and detracts from the quality or performance of a production system or business operation.

         iv) A "Limited Problem" in a Licensed Software is one that has minimal functionality impact and is not critical to a production system or business operation, but is not in accordance with the documentation accompanying the Licensed Software.

c) Notifications and Trouble Reports. Unisphere shall use reasonable efforts to supply Siemens with verifiable and reproducible evidence of Problems accompanied by a "Trouble Report." The "Trouble Report" shall include the information set forth in Attachment A. For Critical and Major Problems, Siemens shall designate senior engineers as Second Line and Third Line Support emergency representatives for Unisphere. Siemens agrees to provide Unisphere with 24-hour pager access to the Third Line Support emergency representative.

d) Response and Resolution Times. Upon receipt of a Trouble Report via email, fax, or page, Siemens shall respond by telephone or email to acknowledge receipt of the Trouble Report within fifteen (15) minutes for Critical, one (1) hour for Major Problems, one (1) business day for Minor Problems, and one (1) business days for Limited Problems.

         i) Critical Problems. Siemens shall, with the cooperation of Unisphere, immediately commence diagnosis of the Problem. Siemens shall work diligently to provide a temporary fix or workaround to the Critical Problem as soon as possible but not longer than twenty-four (24) hours after notification. Siemens shall thereafter provide a permanent correction as soon as commercially reasonable but not later than 7 days after notification. Siemens agrees to resolve 95% of Critical Problems according to the above specified response and resolution times. Siemens and Unisphere agree to report all exceptions to the above specified response and resolution times to a Director level manager. For problems exceeding above specified response and resolution times by 100%, Siemens and Unisphere agree to report all exceptions to (Partner's
                  CEO) and Unisphere's VP of Network and Service Management.

         ii) Major Problems. Siemens shall, with the cooperation of Unisphere, immediately commence a diagnosis of the Problem. Siemens shall provide a temporary fix or workaround to the Problem as soon as possible but not later than forty-eight
                  (48) hours after notification. Siemens shall thereafter provide a permanent correction as soon as commercially reasonable but not later than fourteen (14) days after notification. Siemens agrees to resolve 90% of Major Problems according to the above specified response and resolution times. Siemens and Unisphere agree to report all exceptions to the above specified response and resolution times to a Director level executive. For problems exceeding above specified response and resolution times by 100%, Siemens and Unisphere agree to report all exceptions to (Partner's CEO) and Unisphere's VP of Network and Service Management.

         iii) Minor Problems. Siemens shall with the cooperation of Unisphere, commence a diagnosis of the Problem within one (1) business day after receiving the Trouble Report. Partner shall provide a temporary fix or workaround to the Problem as soon as possible but not later than seven (7) days after notification. Siemens shall thereafter provide a permanent correction as soon as commercially reasonable but not later than 30 days after notification. Siemens agrees to resolve 85% of Minor Problems according to the above specified response and resolution times.

         iv) Limited Problems. Siemens shall, with the cooperation of Unisphere, commence a diagnosis of the Problem within ten (10) business days after receiving the Trouble Report.

                  Siemens will not be required to provide a temporary fix or work-around but shall provide a permanent correction as part of a subsequent Update to the Licensed Software. Siemens agrees to resolve 80% of Limited Problems according to the above specified response and resolution times.

3.3. Version Level Support. As part of the maintenance fees paid to Siemens, Siemens agrees to provide Unisphere for its End Users with the latest Updates and Versions for the Licensed Software. Siemens agrees to support a previous Release, Update, Upgrade, or Version for a period of twelve (12) months following general availability of a new Release, Update, Upgrade, or Version of the Licensed Product.

3.4. WWW Access to Support Material. Siemens will use commercially reasonable efforts to provide web-based access to support tools and information including, but not limited to, software patches, generally available software for Licensed Software, documentation for Licensed Software, knowledge database with frequently asked questions, and an automated trouble-ticket system.

3.5. Reporting. Siemens will provide a quarterly trouble incident report to Unisphere in a mutually agreeable format which will track and report such metrics as # of trouble reports, average response time, mean time to resolution, and any exceptions which required escalation. The report should also allow sorting incident category and other different criteria as mutually agreed by both parties.

                                  ATTACHMENT A


                                 Trouble Report


     -   Licensee's Support Contact name;

     -   Licensee's Support Contact telephone number;

     -   Problem title;

     -   Problem reference number;

     -   Date and time Trouble Report submitted by Licensee;

     -   Description of Problem;

     -   Summary of how Problem impacts Licensee's use of Licensed Software;

     -   Classification of Problem (Critical, Major, Minor or Limited);

     -   Instructions on how to reproduce Problem;

     - Description of the system environment in which the Licensed Software is installed (hardware and software, including load identifiers); and

     - Supplementary information (when available) that helps explain the problem.